Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of all references to this firm in this Registration Statement on Form S-3 of SandRidge Energy, Inc. (“Registration Statement”), including under the heading “Experts.” In addition, we consent to the incorporation by reference in this Registration Statement of (i) all references to this firm in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 5, 2019, (the “SandRidge Annual Report”), and (ii) all references in the SandRidge Annual Report to, and the inclusion of information taken from, the two reports listed below:

December 31, 2017, SandRidge Energy, Inc. Proportional Consolidation Interest in Certain Properties located in Texas – SEC Price Case

December 31, 2016, SandRidge Energy, Inc. Proportional Consolidation Interest in Certain Properties located in Texas – SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

July 23, 2019

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.